Exhibit 5.1

23 November, 2010

Matter No.:874637
Doc Ref: CWHB/RW/jm/332749

(852) 2842 9556 / (852) 2845 9554
Christopher.Bickley@conyersdill.com
Rowan.Wu@conyers.com

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area
Shanghai 201203
People’s Republic of China

Dear Sirs,

Semiconductor Manufacturing International Corporation (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s registration statement on form S‐8 filed with the Securities and Exchange Commission (the “Commission”) on or about 23 November, 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of (1) 1,117,667,733 additional ordinary shares of par value US$0.0004 per share (the “Shares”), issuable pursuant to (i) the 2004 employees stock option plan of the Company (the “ESOP”), as amended, and (ii) the 2004 employee stock purchase plan of the Company (the “ESPP”), as amended and (2) 560,522,395 additional Shares issuable pursuant to the amended and restated 2004 equity incentive plan of the Company (the “EIP” and collectively with the ESOP and ESPP, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Plans.

We have also reviewed copies of the ninth amended and restated memorandum of association and the eleventh amended and restated articles of association of the Company, each certified by the Secretary of the Company on 12 July, 2010, copies of certified extracts of the minutes of general meetings of the shareholders of the Company held on 16 February, 2004, 30 May, 2006, 23 June, 2009 (the “2009 AGM Minutes”) and 3 June, 2010 (the “2010 AGM Minutes”) respectively and certified extract of the minutes of meetings of the board of directors of the Company held on 16 January, 2004, 30 October, 2006, written resolutions passed by the directors of the Company dated 17 April, 2009 and 27 April, 2010 respectively (together, the “Minutes”), a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company dated 11 November, 2010 (the “Certificate Date”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement and the Plans and other documents reviewed by us; (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (f) that upon the issue of any Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof, (g) that on the date of issuance of any of the Shares the Company will have sufficient authorised but unissued shares; (h) the Shares will be issued under the refreshed scheme mandates (the “Refreshed Mandates”) granted to the directors of the Company as referred to in the 2009 AGM Minutes and the 2010 AGM Minutes respectively and that the total aggregate number of the Shares to be issued by the Company under the Plans will not, as at the date of issue of the Shares, exceed the available and unexercised amount of the Refreshed Mandates, and (i) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non‐assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman